ART PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT ("***Agreement***") is made and entered into this 24th day of March, 2021 (the "***Effective Date***"), by and between SKARSTEDT GALLERY, LTD., with an address at 20 EAST 79TH STREET, NEW YORK, NEW YORK, 10075 ("***Seller***"), and Masterworks Gallery, LLC, with an address at 497 Broome Street, New York, New York 10013 ("***Agent***"). Seller is engaged in the business of the purchase and sale of works of art. Seller is acting as agent on behalf of the sole legal and beneficial owner ("***Owner***") of the work of art described on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work on behalf of Owner. Agent is acting as agent on behalf of Masterworks Cayman SPC, on behalf of its 047 Segregated Portfolio ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. Sale. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. Purchase Price and Manner of Payment. The purchase price for the Work is Three Million Dollars ($3,000,000) (the "***Purchase Price***"). The Purchase Price shall be paid as follows: (i) a non-refundable deposit in the amount of Three Hundred Thousand Dollars ($300,000) shall be paid within two business days of the execution of the Agreement (the "***First Installment***") and (ii) the remaining Two Million Seven Hundred Thousand Dollars ($2,700,000) of the Purchase Price (the "***Final Installment***") shall be paid on or before July 15, 2021. Agent shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice attached hereto as Exhibit A, which shall be verbally confirmed by Megan O'Dell and either Masha Golovina or Nigel Glenday prior to payment to Seller. Agent and Buyer are solely responsible for any and all sales and use taxes, VAT, and customs duties, tariffs, and fees due in connection with Buyer's purchase of the Work. Notwithstanding anything to the contrary in this Agreement, Agent agrees that the First Installment is non-refundable and meant to be liquidated damages and not a penalty given Seller's grant of extended payment terms for the payment of the Purchase Price.

3. Representations and Warranties.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, on behalf of itself and Owner (as applicable), to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit B to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Seller, on its own behalf, represents that Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, and description of the Work.

3.1.6. Seller, on its own behalf, represents that Seller has provided Agent with all information in Seller's knowledge concerning the condition of the Work and that the condition of the Work is, and shall be upon delivery and acceptance by Buyer at the Delivery Location (as defined in Section 7.1 below), as stated in the condition report attached hereto as Exhibit C (the "***Condition Report***"). Upon delivery at the Delivery Location, Delaware Freeport shall prepare a new condition report for the Work at the sole cost and expense of Agent, which shall confirm that the condition of the Work is the same as set forth in the Condition Report.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller, on its own behalf, does hereby agree to indemnify, defend and hold Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted against Buyer arising by reason of, or in connection with the breach by Seller or Owner of any provision of this Agreement or the falsity of any representation or warranty by Seller or Owner contained in this Section 3.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer, but not to any subsequent owners or others who may acquire any interest in the Work. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer.

4. Care of the Work. Seller agrees to ensure that an appropriate environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt,

vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. Insurance. Seller shall arrange and pay for the Work to be insured under Seller's blanket fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer upon Seller's delivery of the Work at the Delivery Location. From and after the date of payment of the First Installment, Buyer shall be named as an additional insured and a "loss payee" on such policy in the amount of its deposit. On the date of payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee. Notwithstanding anything to the contrary in this Agreement, in the event of any loss or damage to the Work, Agent agrees that Agent's and Buyer's sole remedy, to the exclusion of any other remedy available under the law, shall be payment for such loss or damage in the amount determined by Seller's insurance provider, and, upon Buyer's receipt of such amount, Agent and Buyer shall irrevocably release and discharge Seller and Seller's principals, shareholders, officers, affiliates, employees, shippers, insurers and agents, on Agent's and Buyer's behalf, and on behalf of any insurer Agent or Buyer may have, from all liability for loss or damage to the Work resulting from any cause whatsoever.

6. Title. The "***Closing Date***" shall mean the date upon which Agent pays the Purchase Price to Seller and Seller receives the Purchase Price in full and cleared funds. On the Closing Date, subject only to Agent's payment, and Seller's receipt, of the Purchase Price in accordance with this Agreement, Seller, on behalf of Owner, shall transfer to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale. Seller shall be responsible for remitting any and all applicable sales proceeds due to Owner in connection with the sale of the Work hereunder.

7. Delivery and Expenses.

7.1. Within three (3) business days of the Closing Date, Seller shall arrange for the Work to be packed and shipped by fine art shippers, approved by Agent in writing, to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "***Delivery Location***").

7.2. Seller shall be responsible for arranging packing, shipping and insuring the Work to the Delivery Location and insuring the Work until risk of loss transfers to Buyer in accordance with Section 5. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work to the Delivery Location pursuant to this Agreement, provided that all shipping and packing costs shall be approved in advance in writing by Agent.

8. Third-Party Commissions. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement.

9. Miscellaneous. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior

agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller, Agent and Buyer may not assign their benefits and obligations under this Agreement without the prior written consent of the parties hereto. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

SKARSTEDT GALLERY, LTD.
on behalf of itself and as agent for Owner

By:
Its: Owner

AGENT:

Masterworks Gallery, LLC
on behalf of itself and as agent for Buyer

By: Masha Golovina
Its: Director

[Signature Page to Purchase Agreement]

EXHIBIT A

INVOICE

(Attached)

SKARSTEDT

Masterworks Cayman
On behalf of its 047 Segregated
Portfolio
497 Broome Street
New York City, NY 10013

Invoice #4730
March 25, 2021

INVOICE

George Condo
Listening to Voices
2010
Acrylic, charcoal and pastel on linen
70 x 70 inches
177.8 x 177.8 cm
signed and dated ***Condo 2010***
(Inv #7762)

$3,000,000.00



Subtotal:	$3,000,000.00
NY Sales Tax - None withheld DE delivery	$0.00
Total:	**$3,000,000.00**

Title transfers upon receipt of payment in full. Any and all applicable sale or use taxes and VAT are the responsibility of the purchaser. Any and all applicable customs duties, charges, fees and tariffs are the responsibility of the purchaser.

Skarstedt Gallery shall exclusively arrange and be responsible for the delivery of the above work of art to the purchaser, which includes and may not be limited to choice of carrier, packing, shipping, crating, storage. Any and all expenses incurred by Skarstedt Gallery related to the delivery of the above work of art to the purchaser shall be reimbursed by the purchaser within fourteen (14) days of Skarstedt Gallery's delivery of an invoice to the purchaser for such expenses.

Skarstedt Gallery is exclusively responsible for insuring the work until the work is delivered to purchaser's shipping address above.

To ensure the security of payment, the purchaser must call Skarstedt Gallery to verbally confirm banking instructions in advance of sending payments by wire transfer. Please note that Skarstedt Gallery will never change its bank details during the course of a transaction. Please indicate the invoice number on the wire transfer for proper credit.

Additional terms and conditions are noted on the accompanying Purchase Agreement.

A $300,000.00 non-refundable deposit is due within two business days of the executed Purchase Agreement. The remaining $2,700,000.00 is due on July 15, 2021.

EXHIBIT B

BILL OF SALE

Dated: ________________, 2021

Sold by:	SKARSTEDT GALLERY, LTD. 20 EAST 79TH STREET NEW YORK, NEW YORK, 10075		("***Seller***")
Sold to:	Masterworks Cayman SPC, On behalf of its 047 Segregated Portfolio 497 Broome Street New York, New York 10013		("***Buyer***")
Work sold:	Artist: Title: Medium: Size: Year:	George Condo *Listening to Voices* Acrylic, charcoal and pastel on linen 70 x 70 in. 2010	(the "***Work***")

Retail Price:	$3,000,000.00
NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	$3,000,000.00

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Purchase Agreement by and between Seller and Buyer's agent, Masterworks Gallery, LLC, dated March __, 2021, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

SKARSTEDT GALLERY, LTD.
on behalf of itself and as agent for Owner

____
By:
Its:

EXHIBIT C

CONDITION REPORT

(Attached)